Exhibit 21 – List of Subsidiaries

LaSalle Hotel Properties
LaSalle Hotel Operating Partnership L.P.
LaSalle Hotel Lessee, Inc.
LHO Financing Partnership I, L.P.
LHO Financing, Inc.
LHO Carlyle 540, L.L.C.
540 Leaseco, L.L.C.
Chicago 540 Hotel, L.L.C.
Chicago 540 Lessee, Inc.
LHO Harborside Hotel, L.L.C.
LHO Mission Bay Hotel, L.P.
LHO Viking Hotel, L.L.C.
LHO Hollywood LM, L.P.
LHO Hollywood Financing, Inc.
LHO Key West HI, L.P.
LHO Key West Financing, Inc.
LHO New Orleans LM, L.P.
LHO New Orleans Financing, Inc.
LHO Washington Hotel One, L.L.C.
LHO Washington Hotel Two, L.L.C
LHO Washington Hotel Three, L.L.C.
LHO Washington Hotel Four, L.L.C.
I & G Capitol, L.L.C.
LaSalle Washington One Lessee, Inc.
LaSalle Washington Two Lessee, Inc.
LaSalle Washington Three Lessee, Inc.
LaSalle Washington Four Lessee, Inc.
LHO Washington Five Lessee, L.L.C.
LHO New Orleans One Lessee, L.L.C.
LHO Key West One Lessee, L.L.C.
LHO Dallas One Lessee, L.L.C.